Exhibit 5.0

BARNETT & LINN
ATTORNEYS AT LAW
60 Kavenish Drive • Rancho Mirage, CA 92270

www.barnettandlinn.com
WILLIAM B. BARNETT		Telephone: 442-599-1299
Attorney/Principal		wbarnett@wbarnettlaw.com

September 19, 2022

Board of Directors

Lever Global Corporation

Level 11, 9255 W. Sunset Blvd.

West Hollywood, CA 90069

Gentlepersons:

We have acted as counsel to Lever Global Corporation, a Delaware corporation (the “Company”) in connection with the Registration Statement on Form S-1, and amendments thereto, (collectively the “Registration Statement “) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the resale of up to 15,786,820 shares of Common Stock by investors (the “Selling Shareholders”). This opinion letter is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon and relying solely upon the foregoing, we advise you that in our opinion the Shares being offered by Selling Shareholders have been legally issued, fully paid and are non-assessable.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion letter is limited to the application of the laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the laws of any other jurisdictions. Our opinions and statements expressed herein are limited to those matters expressly set forth herein, and no opinion may be implied or inferred beyond the matters expressly stated herein.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Barnett & Linn
Barnett & Linn